WATCH DESIGN AND CONSULTING AGREEMENT

             This WATCH DESIGN AND CONSULTING AGREEMENT (this
"Agreement") is made as of the 2nd day of January 1995, by and among THE FORSCHNER GROUP, INC., a Delaware corporation
("Forschner"), POLENBERG, INC. (the "Corporation") and MR. MYRON
POLENBERG ("Mr. Polenberg").

                             W I T N E S S E T H:

            WHEREAS, Forschner wishes to engage the services of the Corporation throughout the Term (as defined below) as a watch designer to create and develop new Models (as defined below) of watches and perform certain other services, all pursuant to the terms set forth herein; and

            WHEREAS, Forschner desires that Mr. Polenberg serve on Forschner's Marketing Committee throughout the Term as requested;
and

            WHEREAS, upon the terms and conditions hereinafter set forth, the Corporation desires to accept such engagement and Mr.
Polenberg agrees to serve on such committee and comply with certain other provisions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein set forth, the

ZH-54280.13
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parties hereto agree as follows:

            1. Engagement. Subject to the terms and conditions of this Agreement, Forschner hereby engages the services of the Corporation throughout the Term as a watch designer, and the Corporation hereby accepts such engagement. The parties hereto agree that the services to be provided by the Corporation hereunder shall be performed primarily and substantially by Mr. Polenberg (who shall perform all design services hereunder) through the Corporation and Mr. Polenberg agrees that he will cause the Corporation to perform all of its obligations under this Agreement. In addition, Mr. Polenberg shall throughout the Term serve on Forschner's Marketing Committee if and as requested.

            2. Term. The term of this Agreement shall commence as of January 2, 1995 and shall terminate on December 31, 1999, unless and until earlier terminated by either the Corporation or Forschner at any time upon ninety (90) days' written notice to the other or as extended by the mutual written agreement of the parties (the "Term"). Upon the expiration of the Term, no party shall have any obligation to any other party hereto, except that
(x) the obligations of Forschner set forth in Sections 4 and 11 shall continue in accordance with the terms thereof, (y) the obligations of each of the Corporation and Mr. Polenberg under Sections 5(a), 5(b) and 6 hereof shall similarly continue and (z) the provisions of Sections 8 through 10 and 12 through 18 shall survive the termination of this Agreement.

            3. Duties. (a) During the Term, the Corporation shall serve as a watch designer for Forschner to (i) create and develop new Models (as defined below) of Swiss Army(TM) Brand, Victorinox(TM), and Project II brand watches, it being agreed that the obligations under this Section 3(a)(i) shall apply to any additional brands resulting from a change in the name of any of the foregoing brands, and (ii) perform the following additional services: services relating to the production of sell sheets, the first national advertisement, the trade ad slicks and the instructional manual for such new Models, all in the manner customarily performed by either the Corporation or Mr. Polenberg for Forschner in the past. For purposes of this Agreement, "Project II brand" watches shall refer to the new brand of watches currently being developed by Forschner and designated as Project II, including all variations thereto.

            (b) The status of the Corporation under this Agreement shall be that of an independent contractor and this Agreement shall not create the relationship of partnership, agency or a joint venture. No party hereto shall have the authority to bind any other party hereto in any way, except that Mr. Polenberg shall have authority to bind the Corporation in all matters in respect hereto.
            4. Compensation and Reimbursement. (a) As the sole compensation for the services to be provided hereunder, the Corporation shall receive (net of any withholding and other taxes if, contrary to the present belief of the parties, applicable law imposes an obligation on Forschner to deduct such amounts, it hereby agreed that any income or similar taxes payable in respect of compensation payable hereunder shall be the responsibility of the Corporation):

            (i)   throughout the Term, a royalty (the "Minimum
Royalty") at the annual rate of $300,000, payable monthly; and

            (ii) a royalty (the "Percentage Royalty"), payable within forty-five (45) days after the end of each calendar quarter and calculated on a Model (as defined below) by Model basis, equal to the Net Wholesale Price (as defined below) received by Forschner on sales of the Covered Models (as defined below) during such quarter multiplied by the Royalty Percentage (as defined below) applicable to such sales; provided; however; no Percentage Royalty shall be due or payable hereunder in respect of any given calendar year during the Term until the Percentage Royalty for such calendar year exceeds $300,000 and then only to the extent that the Percentage Royalty for such year exceeds $300,000, provided, further, that if any year during the Term is less that a full year, such $300,000 limitation shall be pro-rated based upon the fraction the numerator of which shall be the number of days in such year that fall within the Term and the denominator of which shall be 360. For periods falling outside of the Term for which no Minimum Royalty is paid, the foregoing $300,000 limitation will not apply. The Percentage Royalty shall be payable in accordance herewith until such time as there are no longer any Covered Models.

            (b)   For purposes of this Agreement:

            (i) "Model" shall mean any watch design designated as such by Forschner to the trade; provided, however, Models which have a substantially identical face and case, or which differ solely as to the color of the face of the watch, metallic content or type of watch band shall, for purposes of this Agreement, be deemed one and the same Model. Any Model which undergoes a name change shall not result in a new Model;

            (ii) "Covered Models" shall mean (A) all Models of Swiss Army(TM) Brand, Victorinox(TM) and Project II brand watches designed by the Corporation during the Term, (B) all Models of other brand watches with respect to which the Corporation had primary design responsibility and which Models Forschner sells at wholesale, and (C) the Models itemized on Exhibit A hereto; provided; however; any Model which would otherwise qualify as a Covered Model shall cease to be a Covered Model seven and one-half (7-1/2) years after the First Date of Sale of such Model;

            (iii) "First Date of Sale" shall mean, with respect to any Model, the first day on which Forschner sells a single item of such Model to any third party (exclusive of sales between parents and subsidiary, but including sales in respect of any special promotional program);

            (iv) "Royalty Percentage" shall mean, with respect to any Covered Model:
                  (A)   one percent (1%) for that portion of Net
            Cumulative Sales of such Model up to $10,000,000;

                  (B) one and one-half percent (1.5%) for that portion of Net Cumulative Sales of such Model above
            $10,000,000 but less than $30,000,000; and

                  (C)   two percent (2%) for that portion of Net
            Cumulative Sales of such Model above $30,000,000;


            (v) "Net Cumulative Sales" shall mean, with respect to any Covered Model, the aggregate Net Wholesale Price received by Forschner on sales of such Model during the period beginning on the First Date of Sale and ending on the date such Model ceases to be a Covered Model; and

            (vi) "Net Wholesale Price" shall mean, with respect to sales of any Covered Model, the gross sales price actually received by Forschner on such sales minus (A) returns and allowances actually granted to the extent included in the net wholesale price and not previously deducted therefrom, (B) any license royalties or other fees charged to Forschner by the owner of any trademark or other intellectual property right utilized by Forschner and applicable to such sales, and (C) all sales and similar taxes paid to any authority and shipping, insurance and similar charges to the extent separately billed or stated on the applicable invoice.

            (c) Forschner shall reimburse the Corporation (i) in accordance with and at the levels stated in Forschner's policies as adopted and amended from time to time, for all properly documented travel costs reasonably incurred by the Corporation or Mr. Polenberg in the performance of the duties hereunder; provided, however, that such amounts shall be reimbursed only to the extent of the actual out-of-pocket costs paid by the Corporation or Mr. Polenberg with respect thereto, without mark-up or any other additions thereto, and (ii) to the extent Forschner agrees thereto in writing in advance, for any additional actual out-of-pocket costs incurred by the Corporation or Mr. Polenberg in the performance of the duties hereunder; provided, however, reasonable out-of-pocket costs for courier services and international telephone calls incurred in the performance of services hereunder shall not require the prior approval of Forschner. Notwithstanding the foregoing, the parties hereto agree that for purposes of clause (i) of this subsection (c), the reimbursement obligation for actually incurred airfare shall be limited to and the Corporation and Mr. Polenberg may incur: for all domestic flights within the United States, the cost of a coach ticket, and, for all international flights where the total scheduled flying time exceeds five hours, the cost of a business class ticket.

            (d) Forschner shall provide the Corporation at its request and at no cost, twenty-five (25) watches of each Model designed by the Corporation and produced during the Term.

            5. Confidentiality and Non-Competition. (a) Mr. Polenberg and the Corporation each hereby agree that it is reasonable and necessary for the protection of Forschner that each such party agree, and accordingly Mr. Polenberg and the Corporation each hereby agree, that he or it will not at any time, directly or indirectly, use any information or documents (collectively, "Information") received from Forschner or its officers, directors, agents, affiliates or representatives (the "Forschner Representatives") or learned in the course of the Corporation's retention hereunder for any purpose nor disclose any Information to any person, except (i) for Information which becomes generally available to the public, other than through actions attributable to Mr. Polenberg or the Corporation or any of his or its employees, associates, officers, directors, agents or representatives, as applicable (collectively, the "Polenberg Representatives"), (ii) for Information in the Corporation's or Mr. Polenberg's possession prior to his or its exposure to such Information by or through Forschner or the Forschner Representatives, (iii) for Information which the Corporation or Mr. Polenberg obtains from a source other than Forschner or the Forschner Representatives, provided such source is not or was not under a duty to Forschner (or such Forschner Representative) to keep such Information confidential, (iv) to any Polenberg Representative as shall be required for the performance of services hereunder or the review of reports and records pursuant to Section 11(b) hereto, or (v) in connection with any administrative or judicial proceeding relating to the enforcement of this Agreement; provided the party proposing to make such disclosure gives Forschner prompt notice thereof prior to any such disclosure so that it may seek an appropriate protective order. The Corporation and Mr. Polenberg shall each take appropriate steps to insure that the Polenberg Representatives comply with the nondisclosure obligations contained in this
Section 5 as if such representatives were directly obligated hereunder.

            (b) In the event Mr. Polenberg, the Corporation or any of the Polenberg Representatives (a "Disclosing Party") are requested or required by statute, regulation or order of any court or by rule or order of any governmental agency (an "Order") to disclose any Information, the disclosure of which would otherwise be prohibited by this Agreement, such Disclosing Party shall supply Forschner with prompt notice of such request(s) so that Forschner may seek an appropriate protective order. It is further agreed that, if in the absence of a protective order, the Disclosing Party is nonetheless advised by its counsel that disclosure of the Information is compelled by such Order, or if such Disclosing Party would otherwise stand liable for contempt or suffer other censure or penalty as a result of such nondisclosure, the Disclosing Party may disclose such Information without liability hereunder, provided, however, such disclosure shall be made only to the extent and in the manner required by such Order or as necessary to avoid such contempt, other censure or penalty.

            (c) Mr. Polenberg and the Corporation each agree that during the Term, he and it will not, directly or indirectly, whether as an individual, corporation, shareholder, officer, director, partner, employee, consultant, independent contractor or otherwise, engage in the watch design business or otherwise design or participate in the designing of any timepiece, except as requested by Forschner hereunder or with Forschner's prior written consent.

            6. Designs. Mr. Polenberg and the Corporation each agree that any watch designs (the "Designs") which are currently in the development stage, in the process of being developed, or have been developed or implemented by the Corporation or Mr.Polenberg, Forschner or any affiliate thereof, whether or not directly related to the Corporation's or Mr. Polenberg's services to Forschner and whether or not giving rise to a patent or trademark right, are and shall be the sole and exclusive property of Forschner. Mr. Polenberg and the Corporation each also agree that any Designs developed or worked on by him or it during the Term and offered to Forschner or utilized by Forschner in any way shall be the sole and exclusive property of Forschner. During the Term and thereafter, Mr. Polenberg and the Corporation shall, at Forschner's expense, take such actions, including without limitation the execution of patent documents, as Forschner shall reasonably request to vest or evidence the ownership of such intellectual property in Forschner and he and it will not himself or itself use or take any action to assist others to use such intellectual property except in furtherance of his or its duties hereunder. Notwithstanding any of the foregoing to the contrary, if Mr. Polenberg or the Corporation presents any such Design to Forschner in writing and Forschner fails to utilize such Design in any way for a period of two years after such offer is made in writing, the restrictions of this Section 6 shall cease to apply to that Design beginning six months after the end of the Term or the expiration of such two year period, whichever is later.

            7.    Representations and Warranties of the Parties.
(a) The Corporation and Mr. Polenberg each hereby represents and warrants to Forschner as follows:

            (i) Organization and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and authority to own and lease its properties and to conduct its business as presently conducted. The Corporation is duly qualified to transact business as a foreign corporation in each jurisdiction in the United States in which the conduct of its business as presently conducted or its ownership or leasing of property makes such qualification necessary and the failure so to qualify would have a materially adverse effect on the business or financial condition of the Corporation; and

            (ii) Authorization and Validity of this Agreement. The execution, delivery and performance by the Corporation of this Agreement are within the Corporation's corporate power, have been duly authorized by all necessary corporate action, do not require approval of any governmental body, agency or official and do not, and will not, conflict with, violate or contravene, or constitute a default under, any applicable law or regulation, the Certificate of Incorporation or By-Laws of the Corporation or any material agreement, judgment, injunction, order, decree or instrument binding upon the Corporation, or result in the creation or imposition of any material lien, claim or encumbrance on any asset of the Corporation. This Agreement is a valid and binding legal obligation of the Corporation, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

            (b) Forschner hereby represents and warrants to the Corporation and Mr. Polenberg as follows:

            (i) Organization and Qualification. Forschner is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and authority to own and lease its properties and to conduct its business as presently conducted. Forschner is duly qualified to transact business as a foreign corporation in each jurisdiction in the United States in which the conduct of its business as presently conducted or its ownership or leasing of property makes such qualification necessary and the failure so to qualify would have a materially adverse effect on the business or financial condition of Forschner; and

            (ii) Authorization and Validity of this Agreement. The execution, delivery and performance by Forschner of this Agreement are within Forschner's corporate power, have been duly authorized by all necessary corporate action, do not require approval of any governmental body, agency or official and do not, and will not, conflict with, violate or contravene, or constitute a default under, any applicable law or regulation, the Certificate of Incorporation or By-Laws of Forschner or any material agreement, judgment, injunction, order, decree or instrument binding upon Forschner, or result in the creation or imposition of any material lien, claim or encumbrance on any asset of Forschner. This Agreement is a valid and binding legal obligation of Forschner, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

            8. Assignment. This Agreement shall bind and enure to the benefit of the parties and their respective successors and assigns, except that neither the rights nor the obligations of either the Corporation or Mr. Polenberg hereunder may be assigned.

            9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. To the extent Forschner and the Corporation desire that the Corporation or Mr. Polenberg perform services other than those provided for hereunder, such as performing design work on or preparing sell sheets or other materials in respect of watches existing on the date hereof for which compensation would not otherwise be payable hereunder or for third parties in cooperation with Forschner, or designing displays, annual reports, or sell sheets for products other than those which the Corporation designed hereunder, neither the Corporation nor Mr. Polenberg need perform such services unless the parties consummate an agreement with respect to such services. This Agreement cannot be altered or amended except by a writing duly executed by all parties to this Agreement.

            10. Notices. All notices or other communications referred to or permitted to be sent hereunder shall be in writing and shall be duly given if sent postage prepaid by certified or registered mail, return receipt requested, as follows:
            a)    If to Mr. Polenberg or the Corporation to:

                  Polenberg, Inc.
                  c/o Mr. Myron Polenberg
                  484 W. 43rd Street
                  Apartment 32M
                  New York, New York 10036

            b)    If to Forschner to:

                  The Forschner Group, Inc.
                  One Research Drive
                  Shelton, Connecticut  06484
                  Attention:     Executive Vice President and
                                  Chief Financial Officer


            Any party may change its address for the sending of notices to such party by delivering a written notice to the other parties hereto in accordance with the provisions of this Section.

            11. Reports; Access to Books and Records. (a) Until such time as Forschner has no obligation to make any payments under Section 4(a)(ii), Forschner shall furnish to the Corporation, on a confidential basis within forty-five (45) days after the end of each calendar quarter (except that the first such statement need not be given until thirty (30) days after the date of the execution of this Agreement and need only cover the first two calendar quarters of 1995), a complete and accurate statement setting forth in reasonable detail the calculation of the Percentage Royalty for such quarter or period covered by such statement or, if no such royalty is due, the calculation to that effect. In the event that any inconsistencies or mistakes are discovered in such reports or payments, they shall be rectified promptly and an appropriate payment or credit shall be made or given by Forschner or the Corporation, as the case may be.

            (b) Forschner shall keep, maintain, and preserve until two (2) years following such time as it has no further obligation to make any payments under Section 4(a)(ii), complete and accurate books and records pertaining to the various items necessary or required in order to calculate the amounts to be paid to the Corporation hereunder, including records of sales and shipments by Forschner of its watches and records of returns. Notwithstanding the foregoing, Forschner shall be permitted, at its discretion, to dispose of all books and records applicable to any period two years after the period in question. The
Corporation and the Polenberg Representatives shall have the right, but only for the purpose of confirming Forschner's performance under this Agreement, to examine and make extracts from all such records (which records shall be made available in a form reasonably practicable for such examination), including all invoices, during business hours and upon reasonable notice to Forschner. The parties agree that any documents or other information obtained by either Mr. Polenberg, the Corporation or any Polenberg Representative pursuant to this Section shall be Information for purposes of Section 5 and governed thereby.

            12. Joint and Several Obligations. The obligations of Mr. Polenberg and the Corporation under Sections 5 and 6 shall be joint and several.

            13. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state, and that the courts of such state shall be the exclusive courts of jurisdiction and venue for any litigation, special proceedings, or other proceedings as between the parties that may be brought, or arise out of, in connection with or by reason of this Agreement.

            14. Arbitration. Should the parties hereto disagree concerning their respective obligations under this Agreement, or any other aspect of this Agreement, the parties hereto agree to submit their differences to determination and award pursuant to the rules of the American Arbitration Association with arbitration to occur in the County of New York, State of New
York. The award of the arbitrator pursuant to such arbitration shall be final, conclusive, non-appealable and binding upon the parties for all purposes and may be enforced only in any of the federal or state courts sitting in the County of New York, State of New York.

            15. Legal Fees and Costs. In the event any party brings an action and/or incurs expenses to enforce or interpret any provision of this Agreement, the prevailing party or parties in such action will be entitled to recover from the nonprevailing party or parties such expenses including, without limitation, reasonable attorney's fees, cost, and necessary disbursements, in addition to any other relief to which such party or parties shall be entitled.

            16. Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of this Agreement in any other respect.

            17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

            18. Miscellaneous. The headings contained herein are for convenience of reference only, are not a part of this Agreement and shall not limit or otherwise affect the meaning hereof. Whenever the context requires, references in this Agreement to the singular shall include the plural and, likewise, the plural shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.

            IN WITNESS WHEREOF, the Corporation, Mr. Polenberg and Forschner have duly executed this Agreement as of the date first above written.

                                          THE FORSCHNER GROUP, INC.



                                          By:
                                             Name:
                                             Title:



                                          POLENBERG, INC.



                                          By:
                                             Name:
                                             Title:




                                                MYRON POLENBERG

ZH-54280.13
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                                   EXHIBIT A





                                  Victorinox

                           All Victorinox(TM) watches



                              Swiss Army(TM) Brand

                                   Striker
                                  Salamander
                                    Tattoo
                                    Mausor
                         Black Synthetic Chronograph
                           Officers Rotating Bezel

- - --------
         With respect to any Model listed on this Exhibit which undergoes a name change, the resulting Model shall be deemed a part of this Exhibit.

ZH-54280.13



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